UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

              INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                         Filed pursuant to Section 16(a)
                     of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
              or Section 30(f) of the Investment Company Act of 1940


1. Name and Address of Reporting Person

John J. Cusick                    Q6 Technologies, Inc.
41 University Drive, Suite 400    41 University Drive, Suite 400
Newton, PA 18940                  Newton, PA 18940

Q6 Group, LLC
41 University Drive, Suite 400
Newton, PA 18940

2. Issuer Name and Ticker or Trading Symbol

   CacheStream Corporation

   Ticker or Trading Symbol: N/A


3. IRS or Social Security Number of Reporting Person (Voluntary)

   N/A


4. Statement for Month/Year

   July, 2001


5. If Amendment, Date of Original (Month/Year)
   N/A

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other

   (specify below)


7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

__________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Beneficially Owned

__________________________________________________________________________________________________________________________________
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |      |7.Nature of Indirect
                           | Transaction |  or Disposed of (D)              |  Securities       |6.Dir |  Beneficial Ownership
                           |      |      |                                  |  Beneficially     |ect   |
                           |      |    | |                  |   |           |  Owned            |(D)or |
                           |      |    | |                  | A/|           |                   |Indir |
                           | Date |Code|V|    Amount        | D |    Price  |                   |ect(I)|
__________________________________________________________________________________________________________________________________
COMMON STOCK (voting)      |7/18/ |K   | |    92,033        |A  |    n/a    |    92,033         |I     |Securities are owned by Q6
                            2001  |    | |                  |   |           |                   |      |Group, LLC, which Mr.
                                                                                                        Cusick controls.

COMMON STOCK (voting)       7/18/  K       3,018,666         A       n/a      3,018,999          I      Securities are owned by Q6
                            2001                                                                        Technologies, Inc. which
                                                                                                        is controlled by Q6 Group,
                                                                                                        LLC, which, in turn is
                                                                                                        controlled by Mr. Cusick.
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__________________________________________________________________________________________________________________________________
__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned

___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount |8.Price|9.Number     |10.|11.Nature of
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|ofDeriva    |Dir|Indirect
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|
___________________________________________________________________________________________________________________________________
                                                                                                                      <C
  John Cusick
  Options             | 0.81   |7/18/|K   | | 40,495    |A  |7/18 |     |Common Stock|       |       |            |   |
                      |        | 2001|    | |           |   |2001 |     |   40,495           |       |       |            |   |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |
___________________________________________________________________________________________________________________________________


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SIGNATURE OF REPORTING PERSON

/s/ John J. Cusick

JOHN J. CUSICK

/s/ Q6 Technologies, Inc.

Q6 TECHNOLOGIES, INC.

/s/ Q6 Group, LLC

Q6 GROUP, LLC


DATE

July 31, 2001